Exhibit 99.1

Press Release #201906	FOR IMMEDIATE RELEASE	April 16, 2019

Enertopia Provides Solution Testing Progress Report

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following lithium project and synthetic solution testing update.

Since March 2019, Enertopia has been running in-house tests to recover lithium in the most cost-effective manner from synthetic brine solutions produced by leaching samples from the December 2018 drilling program from our Clayton Valley, Nevada project.

After visual inspection of the 2017 bulk samples, it was determined to have the particle size of the sample sorted and assays for each fraction completed to determine if presorting by grain fraction size could be a meaningful option to reduce the amount of claystone to process and possibly increase the head grade of the remaining claystone. The Company engaged Base Met Labs out of Kamloops, BC to conduct the fraction size testing and the results are below.

The Company is pleased to report that 16.5% of the sample which was composed of mainly coarser material contained only 2.5% of the Lithium. The remaining 82.5% of the sample size contained 97.5% of the Lithium.

Based on these results the Company has sent 5kg samples of the Upper Oxide, Upper Reduced, and Main Reduced zones to see if these three horizons can also be beneficially sorted as well.

The Company is testing several options in removing as much as possible unwanted contaminates before the enriched Lithium synthetic solution is processed. By thorough analysis of economically removing unwanted solids and or liquid fractions, this will enable a smaller and higher concentration of Lithium brine to be processed in a more efficient manner.

To this end Base Met Labs has also been engaged to verify and build upon our in-house testing of the Upper Oxide, Upper Reduced, and Main Reduced zones over the past six weeks.

The Company is also pleased to report that in-house column resin testing has confirmed our earlier results for removing contaminants and leaving Lithium in solution. Once the Base Met Lab results have been received from the three zones this data will be incorporated in the next series of resin testing.

Our pre-pH adjustments have demonstrated positive outcomes as contaminant minerals are greatly reduced allowing for a cleaner synthetic lithium brine to be processed using off the shelf technologies and variants developed by Entertopia.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA’s with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

“Our ongoing solution testing of the drilled lithium horizons continues to provide great insights and novel ways to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystones.” Stated CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia and that Enertopia will file for patent protection. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release